                                 AIRSENSORS, INC.
                        COMPUTATION OF NET INCOME PER SHARE
                     Three months ended July 31, 1996 and 1995

                                   ---------------
                                                       1996            1995
                                                   -----------     -----------
PRIMARY CALCULATION:
 Net income                                        $   750,834     $   739,244
 Minority interest                                     (38,420)            -
 Dividends on preferred stock                         (145,032)       (156,187)
                                                    -----------    -----------
 Net income applicable to common stock                 567,382         583,057

 Add:  Effect of treasury stock on repayment
       of borrowings                                    75,590          74,901
                                                    -----------     -----------
 Net income applicable to common stock for
   calculation of net income per share                 642,972         658,061

 Weighted average number of common shares
   outstanding                                       5,680,061       5,642,620
 Dilutive effect of outstanding stock options
   and warrants (As determined by application
   of the modified treasury stock method)            1,077,078         999,499
                                                    -----------     -----------

 Weighted average number of common shares, as
   adjusted for calculation of net income per share  6,757,139       6,643,119
                                                    ===========     ===========
 Net income per share                                    $0.10           $0.10
                                                    ===========     ===========

FULLY DILUTED CALCULATION:

 Net income applicable to common stock for
   calculation of net income per share
   before effect of treasury stock on
   repayment of borrowings                             567,382         583,057
 Add:  Effect of treasury stock on repayment
       of borrowings                                    75,590          44,580
                                                    -----------     -----------
 Net income applicable to common stock for
   calculation of net income per share                 642,972         627,737

 Weighted average number of common
   shares outstanding                                5,680,061       5,642,620
 Dilutive effect of outstanding stock options
   and warrants (As determined by application
   of the modified treasury stock method)            1,077,078         999,499
                                                    -----------     -----------
 Weighted average number of common shares, as
   adjusted for calculation of net income per share  6,757,139       6,643,119
                                                    ===========     ===========
 Net income per share                                    $0.10           $0.10
                                                    ===========     ===========


